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                                    EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


April 9, 2002

The Internet Advisory Corporation
150 E. 58th Street
New York, NY 10022

Gentlemen:

        We have examined the registration statement on Form S-8 of The Internet Advisory Corporation, a Utah corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the 60,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Modified Retainer Agreement with Kaplan Gottbetter & Levenson, LLP dated February 11, 2002 (the "Retainer"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Retainer.

        We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Retainer, will be legally and validly issued, fully-paid and non- assessable.

        We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very truly yours,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP
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